Exhibit 19
February 11, 2025

MEMORANDUM

TO:    All directors, officers, employees and agents of Martin Resource Management Corporation, Martin Midstream GP LLC, or any of their subsidiaries

FROM:    The Board of Directors of Martin Resource Management Corporation and the Board of Directors of Martin Midstream GP LLC

RE:    Policy on the Prevention of Insider Trading and Misuse of Confidential Information of Martin Midstream Partners L.P.

In the normal course of business, officers, directors, employees (each referred to herein as a “Insider” or “you”) and Related Persons (as defined below) of Martin Resource Management Corporation, Martin Midstream Partners L.P., Martin Midstream GP LLC, as general partner of Martin Midstream Partners L.P., and their subsidiaries (collectively, the “Company”) may come into possession of significant, sensitive information. In the eyes of the law, this information is considered the Company’s property; persons affiliated with the Company are entrusted with this information. As a “publicly held” company, federal insider trading laws generally prohibit any Insider or Related Person of the Company who possesses material nonpublic information concerning the Company from buying or selling common units representing limited partnership interests in the Company (the “common units”) or any other Company securities (collectively with the common units, the “Company Securities”) or passing on such information to others who do so. Substantial legal penalties can be imposed for violation of such laws. The purpose of this Policy on the Prevention of Insider Trading and Misuse of Confidential Information (this “Policy”) is to: (i) inform Insiders of their responsibilities in this area under the law; (ii) establish procedures for Insiders to follow before trading in Company Securities; (iii) establish a policy for Insiders to follow with respect to maintaining confidentiality of information related to the Company and (iv) explain the consequences of violating the law and this Policy. This prohibition against trading while in possession of material nonpublic information continues even after separation from the Company so long as the information remains material and nonpublic. In order to facilitate compliance with applicable law regarding insider purchases and sales of the securities of the Company, the Company is implementing the following policies.

I.Federal Insider Trading Laws

The Law. Federal insider trading laws generally prohibit any Insider (or any Related Person) of the Company who possesses material, nonpublic information (also referred to as “inside information”) relating to the Company from buying or selling securities of the Company or any publicly traded options on Company Securities, or engaging in any other action to take advantage of, or pass on to others, that information. The Securities and Exchange Commission (“SEC”), which is the primary United States (“U.S.”) regulator under the federal securities laws, takes the view that the mere fact that a person knows the information is enough to bar him or her from trading, even if the reasons for the potential trade are not based on that information.

Materiality. In applying the policies set forth in this statement, it is often important for you to determine whether certain information is material nonpublic information. Information may be considered “material” when the information, whether positive or negative, might be of possible significance to an
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investor in a decision to purchase, sell or hold stock or other securities. Information may be significant for this purpose even if it would not alone determine the investor’s decision. Chances are, if a person learns something that leads that person to want to buy or sell securities, the information will be considered material. Thus, even speculative information can be material; information that something is likely to happen, or even that it may happen, can be considered material. In short, any information which could reasonably be expected to affect the price of the security is material information. By way of example, it is probable that the following information, in most circumstances, would be deemed material:

•annual, quarterly or monthly financial results;
•a change in earnings or earnings projections;
•negotiations and agreements regarding a significant pending or proposed merger, acquisition, business combination, joint venture or tender offer;
•a significant sale of assets or the disposition of a subsidiary;
•significant changes in prices, customers or suppliers;
•planned changes in dividend policies;
•declaration of a unit split or the offering of additional debt or equity securities;
•entering into of significant new contracts or the non-performance by a party under a significant existing contract;
•significant threatened litigation or significant developments in existing litigation;
•significant labor disputes;
•top management changes; and
•significant new services offered.

This list is not intended to be exhaustive; other types of information may also be material. Insiders must not engage in any transaction that is described above until after this type of information becomes public.

When Information is Public. Information is considered “public” and no longer “inside” only after it has been effectively disclosed in a manner sufficient to ensure its availability to the investing public. Selective disclosure to a few persons does not make information public. Furthermore, adequate dissemination requires allowing enough time after the announcement for the market to react to the information. Once the Company releases information through public channels, it may take a few additional days for it to be considered broadly disseminated. As a general rule, information should not be considered fully absorbed by the marketplace until after the first business day after the day on which the information is released. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information.

Tipping. Information that could have an impact on Company Securities or sensitive information relating to other companies, including customers, suppliers or potential parties to contracts, must not be passed on to other companies or Related Persons. When “tipping” occurs, both the “tipper” and the “tippee” may be held liable, and this liability may extend to all those to whom the tippee gives the information. The legal penalties described in this Policy are applicable whether or not a person derives any benefit from another’s actions.

Related Persons. As used in this Policy, “Related Persons” refers to an individual’s spouse, minor children, other family members who reside with them, anyone else who lives in the same household as the individual, any family members who do not live in the same household, but whose transactions in the Company Securities are directed by or are subject to the individual’s influence or control (such as parents or children who consult with the individual before they trade in Company Securities), and entities that are directed by or are subject to the individual’s influence or control, including family limited partnerships and trusts. Insiders are responsible under this Policy for the transactions of these other parties and, therefore, should make them aware of the restrictions in this Policy.

II.Restrictions on Purchases and Sales

General Policy. It is the Company’s policy that if you possess material nonpublic information concerning the Company, neither you nor any Related Person to you may (i) buy or sell Company Securities or (ii) pass on such information to others. This Policy also extends to all material inside information that may be acquired in the course of a person’s employment or relationship with the Company relating to the securities issued by other companies (e.g., customers, suppliers, competitors, joint venture partners or potential business combination parties) and prohibits trading in securities issued by other companies (or options relating to such securities) or tipping such information to others.
All Insiders are required to maintain the confidentiality of information relating to the Company and its respective business operations. Furthermore, specific policies governing the public disclosure of information about the Company or its business operations are found in the Company’s Code of Ethics and Business Conduct (the “Code of Conduct”). As a general matter, only certain designated persons are authorized to make public disclosures on behalf of any of the Company.

The Company expects all Insiders to act in accordance with the highest standards of personal and professional integrity, to comply with all applicable laws, rules and regulations, to deter wrongdoing and abide by this Policy, the Code of Conduct and all other policies and procedures adopted by the Company that govern the conduct of Insiders. Insiders shall report all suspected violations of the Code of Conduct, securities laws or regulations, or this Policy. Failure to report suspected violations or to comply with Company policies may result in disciplinary action, up to and including termination, and such person may be liable for civil or criminal penalties under the securities laws.

If you have any questions about whether a proposed transaction in Company Securities would violate this Policy, you should contact Chris Booth, who has been designated as our compliance officer for purposes of this Policy (or any successor, the “Compliance Officer”) prior to proceeding with any proposed transaction.

Blackout Periods. In addition to the general policy prohibiting trading while in possession of material nonpublic information, it is the Company’s policy that all Insiders who regularly have access to internal financial information, and all Related Persons, are prohibited from purchasing or selling Company Securities during the period beginning on the 15th day of the last month of each fiscal quarter and ending one full trading day after earnings have been released with respect to such quarter or fiscal year. Therefore, a “blackout” period will begin on each March 15, June 15, September 15 and December 15, and will end on the next trading day after one full trading day has elapsed after earnings have been released in respect of the prior quarter or prior year, as applicable.

Additional restrictions in specific circumstances. From time to time, the Company may recommend, or require, that certain Insiders and others refrain from trading because of developments known to the Company and not yet disclosed to the public. In such a case, the persons so advised should not engage in any transaction involving the purchase or sale of Company Securities until advised that the restriction has been terminated and should not disclose to others inside or outside of the Company the fact that the Company has imposed a trading restriction.

No Short Sales, Pledging, Derivative Transactions, Etc. You should not make any short sales of Company Securities, purchase Company Securities on margin, or buy or sell puts or calls relating to Company Securities. You should not place limit orders for Company Securities that remain effective after the day on which they are placed (such as “good until cancelled” orders).

NOTE: For those persons who are subject to either or both of the blackout periods and situation-specific trading restrictions, the existence of such blackout periods and situation-specific trading restrictions should not be considered a safe harbor for trading during other periods, and all officers, directors, other employees and agents should use good judgment at all times. For example, occasions may arise when individuals covered by this Policy become aware prior to the blackout period that earnings for that quarter are likely to exceed, or fall below, market expectations to an extent that is material. In such a case, the general policy would still prohibit trading even though the time period is not within the blackout period or even if you are not subject to the blackout periods in the normal course of business.

These restrictions are not applicable to transactions under a previously established contract or plan which (i) satisfies the requirements of the SEC’s Rule 10b5-1 and (ii) is approved by the Company. Once established in compliance with SEC rules and this Policy, no further pre-approval of transactions conducted pursuant to the Rule 10b5-1 plan will be required. In addition, these restrictions do not relate to “direct” (as opposed to “cashless”) exercises of options to purchase common units, for example, unit purchases pursuant to the exercise of unit options where no sale of the underlying units is involved.

III.Additional Rules for “Section 16 Insiders”

In addition to the rules set forth above, all directors, executive officers and stockholders/unitholders holding more than 10 percent of the outstanding shares of any class of stock/units (collectively, “Section 16 Insiders”) of public companies are subject to certain additional rules governing transactions in company securities. Section 16 of the Exchange Act (“Section 16”), as amended, prohibits Section 16 Insiders from buying any Company Securities within six months before or after a sale, or selling any Company Securities within six months before or after a purchase. Although Section 16 is designed to prevent the abuse of inside information, it is an absolute rule, and therefore it applies whether or not the Section 16 Insider actually possesses any material nonpublic information. Additionally, Section 16 Insiders are required to report their ownership and transactions in Company Securities to the SEC on certain forms. Section 16 Insiders should contact the Compliance Officer, who has been designated as our Section 16 compliance officer (or any successor), before they engage in any transaction, so that the information necessary to prepare these forms may be obtained and it can be determined if there is any reason why the Section 16 Insider should not be trading in Company Securities.

IV.Policy on Maintaining Confidentiality

All Insiders and Related Persons should avoid communicating nonpublic Company information to any person unless the person has a need to know the information for Company-related reasons. This Policy applies without regard to the materiality of the information. Consistent with the foregoing, all Insiders and Related Persons should be discreet with nonpublic information and refrain from discussing it in public places where it can be overheard, such as elevators, restaurants and on public transportation. To avoid even the appearance of impropriety, you should at all times refrain from providing advice or making recommendations regarding the purchase or sale of Company Securities or the securities of other companies of which you have knowledge as a result of employment or association with the Company. If an Insider or Related Person communicates information that someone else uses to trade illegally in securities, the legal penalties described in this Policy are applicable, whether or not any personal benefit was derived from the illegal trading.

V.Compliance and Penalties

Surveillance. The SEC and the national securities exchanges in the U.S. and the NASDAQ Stock Market have extensive surveillance facilities that are used to monitor trading in stocks and stock options. Frequently, these institutions have cooperative arrangements with comparable institutions outside the U.S. If a security transaction becomes the subject of scrutiny, the transaction will be viewed after the fact. As a result, before engaging in any transaction, all persons covered by this Policy should carefully consider how regulators and others might view the transaction in hindsight.

Exceptions. Personal trading transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not an exception to this Policy. Certain exceptions to this Policy or its procedures may be made only by the Compliance Officer on a case by case basis, but in no case will an exception be granted in violation of applicable law or if such exception introduces, in the sole estimation of the Compliance Officer, an unacceptable risk to the Company.

Compliance and Consequences of Violations. The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then engage in transactions in the Company’s Securities, is prohibited by federal and state laws. Punishment for insider trading violations is severe and could include significant fines and imprisonment. While regulators concentrate their efforts on the individuals who trade or tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other controlling or supervisory persons if they fail to take reasonable steps to prevent insider trading by company personnel.
Each Insider is responsible for ensuring that he or she complies with this Policy and that any Related Persons controlled or influenced by them also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual. Moreover, no person should engage in any transaction in which he or she may even appear to be trading while in possession of material nonpublic information. Failure to observe this Policy may result in serious legal difficulties for the Insider and/or Related Person, as well as for the Company, including the possibility of civil suits by unitholders. Furthermore, a violation of this Policy or applicable securities law will be viewed seriously and provides grounds for disciplinary action, including termination for cause.
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